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                     SCHERING-PLOUGH, NEUROGEN IN AGREEMENT
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                       TO DEVELOP NEURO-PSYCHIATRIC DRUGS
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          MADISON, N.J., and BRANFORD, CONN., June 15, 1995 --Schering-Plough
Corporation (NYSE:SGP) and Neurogen Corporation (NASDAQ:NRGN) today announced an agreement to enter into a strategic alliance to develop and commercialize drugs for the treatment of neuro-psychiatric disorders.

          The collaboration, subject to approval by Schering-Plough's board of directors, will seek to develop a new generation of pharmaceuticals that bind selectively to specific dopamine receptor sub-types. Dopamine receptors have been implicated in a number of disorders, including schizophrenia. By binding to specific receptors, such new drugs may be more effective and have fewer side-effects than currently marketed central nervous system drugs.

          "We are pleased to join Neurogen in this agreement, which will expand and complement Schering-Plough's ongoing efforts in central nervous system drug research," said Richard J. Kogan, Schering-Plough president and chief operating officer. "We look forward to working with Neurogen's scientists and are optimistic that these efforts will lead to important new therapies," he added.

          Harry H. Penner, Jr., Neurogen's president and chief executive officer, said, "While this collaboration both secures our capital needs through 1997 and implements our ratcheted growth strategy, these were not our primary considerations. Rather, Schering-Plough's experience in dopamine research
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provides optimum possibility for synergy in an effort to bring novel drugs to the market to treat schizophrenia and a variety of dopamine-mediated neuro-psychiatric disorders," Penner said.

          Neurogen's initial development efforts have been focusing on a dopamine D\\4\\ antagonist (NGD 94-1), currently in Phase I clinical trials for schizophrenia. The agreement gives Schering-Plough exclusive rights to all therapeutic modalities resulting from Neurogen's dopamine discovery program and rights to test certain compounds from Neurogen's combinatorial chemistry program in selected Schering-Plough assays.

          The agreement, with affiliated companies of Schering-Plough, provides for Schering-Plough to make upfront payments of $17 million, to fund a two-to-five year research program at Neurogen, to make certain milestone payments and to fund the clinical development of drugs resulting from the collaboration. If all milestones are met and the research program continues a full five years, the payments to Neurogen will approximate $70 million.

          Schering-Plough will receive an exclusive worldwide license to market products resulting from the collaboration, with Neurogen receiving royalties on sales. Neurogen will retain an option to manufacture products resulting from the collaboration for the U.S. market.

          Neurogen Corporation, located in Branford, Conn., is a leading neuropharmaceuticals company engaged in the design and development of a new generation of highly receptor-specific

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psychotherapeutic drugs based on advances in neurobiology, molecular biology and medicinal chemistry.

          Schering-Plough Corporation, based in Madison, N.J., is a research-based company engaged in the discovery, development, manufacturing and marketing of pharmaceutical and health care products worldwide.

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